Exhibit 99.1

Contacts:	Carl M. Mills Chief Financial Officer (408) 990-4000 cmills@quicklogic.com	Kristine Mozes Mozes Communications (781) 652-8875 kristine@mozescomm.com

QuickLogic Announces Third Quarter Revenue  –

New Products Contribute 27% of Revenue

SUNNYVALE, Calif. – Oct. 25, 2006 – QuickLogic Corporation (NASDAQ: QUIK), the lowest power programmable logic leader, today announced its revenue results for the third quarter ended September 30, 2006.  Additional financial results for the third quarter will be available as soon as practicable after the Company’s internal review of historical stock option practices and related accounting is completed.

Revenue for the third quarter of 2006 was $8.6 million, down seven percent compared with the second quarter of 2006, and down 32 percent compared with the third quarter of 2005. The year-over-year change in revenue was primarily due to both the Company’s pASIC 1 and pASIC 2 end-of-life program and to reduced sales for specific military applications, which was partially offset by revenue growth from its new products. These new products – Eclipse™ II, QuickPCI® II, PolarPro™ and QuickMIPS – contributed 27 percent of revenue in the third quarter of 2006, compared with 25 percent of revenue in the second quarter of 2006 and four percent of revenue in the third quarter of 2005.

The Company also reported that the historical financial impact of its previously announced internal review of stock option practices and related accounting is not yet known. The Company will not announce its full financial results nor file its quarterly reports on Form 10-Q for the third quarter ended September 30, 2006 or the second quarter ended June 30, 2006 until after the completion of the review. The Company will make every effort to complete its review and provide full financial results as soon as practicable. Company executives will refrain from commenting further until the review is concluded.

“New product revenue grew in the third quarter to be 27 percent of total revenue. While we are disappointed with our total revenue results, we continue to be confident in our future due to customer response to the compelling advantage of our lowest-power solutions,” said E. Thomas Hart, chairman, president and CEO. “In addition, we finished the quarter with a cash position of $29.8 million.”

Conference Call

QuickLogic will hold a conference call at 2:30 pm Pacific Time today, October 25, 2006, to discuss the third quarter revenue results. The conference call is being webcast and can be accessed via QuickLogic’s website at www.quicklogic.com/investors. To participate, please call (913) 981-4900 by 2:20 p.m. Pacific Time. A recording of the call will be available starting one hour after completion of the call. To access the recording, please call (719) 457-0820 and reference the pass code: 2103410. The call recording will be archived until November 1, 2006 and the webcast will be available for 12 months.

About QuickLogic

QuickLogic Corporation (NASDAQ: QUIK) is the leading provider of the lowest power programmable logic solutions for the portable electronics, industrial, communications and military markets.  Our latest products, PolarPro, Eclipse II and QuickPCI II, are being used to implement bridge and control solutions in embedded systems requiring Wi-Fi and IDE-based hard disk drives.  QuickLogic’s proprietary ViaLink® technology offers significant benefits for programmable logic, including the lowest power, instant-on capability and bulletproof intellectual property security.  The Company is located at 1277 Orleans Drive, Sunnyvale, CA 94089-1138. For more information, please visit the QuickLogic web site at www.quicklogic.com.

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made by the Company relating to its future prospects.  Actual results could differ materially from any such forward-looking statements. Factors that could cause actual results to differ materially are described in more detail in the Company’s public reports filed with the Securities and Exchange Commission, including the risks discussed in the “Risk Factors” section in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the Company’s prior press releases.

The QuickLogic name and logo are registered trademarks of QuickLogic Corporation. All other brands or trademarks are the property of their respective holders and should be treated as such. Our wirewatch code is QUIK-E.

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Note to Editors: Financial Table Follows

QUICKLOGIC CORPORATION

SUPPLEMENTAL DATA

(Unaudited)

				Change in Revenue
	Q3	Q3	Q2	Q3 2005 to	Q2 2006 to
	2006	2005	2006	Q3 2006	Q3 2006

Revenue	$8,598	$12,645	$9,249	(32)%	(7)%

	Percentage of Revenue
COMPOSITION OF REVENUE

Revenue by product (1):
Mature products	45%	64%	44%	(53)%	(6)%
Embedded standard products	23%	26%	27%	(40)%	(21)%
Advanced embedded standard products	32%	10%	29%	121%	4%

Revenue by geography:
North America	45%	60%	39%	(49)%	9%
Europe	40%	29%	43%	(7)%	(14)%
Japan	7%	7%	10%	(33)%	(39)%
Rest of world	8%	4%	8%	59%	(5)%

Revenue by end-customer segment:
Instrumentation and test	38%	44%	40%	(42)%	(11)%
Datacom and telecom	37%	15%	35%	66%	(2)%
Military and aerospace systems	10%	32%	9%	(80)%	(1)%
Graphics and imaging	12%	5%	10%	82%	13%
Computing	3%	4%	6%	(50)%	(52)%

(1)          The mature product family includes pASIC 1, pASIC 2 and pASIC 3 products. The embedded standard product family includes QuickRAM, QuickPCI, QuickDSP, QuickFC and V3 products. The advanced embedded standard product family includes Eclipse, Eclipse II, QuickPCI II, QuickMIPS and PolarPro products, as well as programming hardware and software.